Exhibit 99.11

SNAP INC. RESTRICTED

STOCK UNIT GRANT NOTICE

Snap Inc. (the “Company”) hereby awards to Participant (as of the Date of Grant indicated below) a Restricted Stock Unit Award for the number of shares of the Company’s Series FP Preferred Stock set forth below (the “Award”) in satisfaction of its obligations to grant the IPO RSU pursuant to the terms of that certain Amended and Restated Offer Letter, dated as of October 27, 2016, by and between the Company and Participant (the “Employment Agreement”). The Award is subject to all of the terms and conditions as set forth herein and in the Employment Agreement and the Restricted Stock Unit Award Agreement, both of which are attached hereto and incorporated herein in their entirety. Capitalized terms not otherwise defined herein will have the meanings set forth in the Employment Agreement or the Restricted Stock Unit Award Agreement. In the event of any conflict between the terms in the Award and the Employment Agreement, the terms of the Employment Agreement will control.

Participant:	Evan Spiegel
Date of Grant:	March 7, 2017
Number of Units (“RSUs”) Subject to the Award:	37,447,817

Vesting:	The Award shall be fully vested as of the Date of Grant.

Settlement:

The Company will deliver one share of Series FP Preferred Stock for each RSU subject to the Award. The shares will be issued in accordance with the issuance schedule set forth in Section 5 of the Restricted Stock Unit Award Agreement.

Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this Restricted Stock Unit Grant Notice and the Restricted Stock Unit Award Agreement. Participant further acknowledges that as of the Date of Grant, this Restricted Stock Unit Grant Notice, the Restricted Stock Unit Award Agreement and the Employment Agreement set forth the entire understanding between Participant and the Company regarding this Award and supersede all prior oral and written agreements, offer letters, promises and/or representations on that subject with the exception of (i) equity awards previously granted and delivered to Participant, and (ii) any compensation recovery policy that is adopted by the Company which is required by applicable law.

By accepting the Award, Participant acknowledges having received and read the Restricted Stock Unit Grant Notice and the Restricted Stock Unit Award Agreement (the “Grant Documents”) and agrees to all of the terms and conditions set forth in these documents.

Notwithstanding the above, if Participant has not actively accepted the Award within 90 days of the Date of Grant set forth in this Restricted Stock Unit Grant Notice, Participant is deemed to have accepted the Award, subject to all of the terms and conditions of the Grant Documents.

SNAP INC.		PARTICIPANT:

By:
	Signature		Signature

Title:		Date:

Date:

ATTACHMENTS:             Restricted Stock Unit Award Agreement

ATTACHMENT I

SNAP INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Restricted Stock Unit Grant Notice (the “Grant Notice”) and this Restricted Stock Unit Award Agreement (the “Agreement”) and in consideration of your services, Snap Inc. (the “Company”) has awarded you a Restricted Stock Unit Award (the “Award”). The Award is granted to you effective as of the Date of Grant set forth in the Grant Notice for this Award. The details of the Award, in addition to those set forth in the Grant Notice are as follows.

1. GRANT OF THE AWARD. The Award represents the right to be issued on a future date the number of shares of the Company’s Series FP Preferred Stock as indicated in the Grant Notice as set forth in this Agreement. Except as otherwise provided herein, you will not be required to make any payment to the Company with respect to your receipt of the Award, the vesting of the shares or the delivery of the underlying Series FP Preferred Stock.

2. VESTING. The Award shall be one hundred percent (100%) vested as of the Date of Grant set forth in the Grant Notice.

3. NUMBER OF SHARES.

a. In the event of any change that is made in, or other events that occur with respect to, the Series FP Preferred Stock after the Date of Grant without the receipt of consideration by the Company (whether through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards No. 123 (revised) (each, a “Capitalization Adjustment”), the number of shares of Series FP Preferred Stock subject to this Award shall be appropriately and proportionately adjusted in good faith by the Board of Directors of the Company (the “Board”). Notwithstanding the foregoing, the conversion of any convertible securities shall not be treated as a Capitalization Adjustment. Following the conversion of all shares of Series FP Preferred Stock to Class C common stock on the Company’s Qualified IPO (as defined in the Company’s Amended and Restated Certificate of Incorporation), this Award shall be exercisable for Class C common stock and all references to “Series FP Preferred Stock” shall be to “Class C common stock”.

b. Any units, shares, cash or other property that become subject to the Award pursuant to this Section 3, if any, will be subject, in a manner determined by the Board, to the same restrictions on transferability and time and manner of delivery as applicable to the other shares covered by the Award.

c. Notwithstanding the provisions of this Section 3, no fractional shares or rights for fractional shares of Series FP Preferred Stock will be created pursuant to this Section 3.

The Board will, in its discretion, determine an equivalent benefit for any fractional shares or fractional shares that might be created by the adjustments referred to in this Section 3.

4. SECURITIES LAW AND OTHER COMPLIANCE. You may not be issued any shares under the Award unless either (a) the shares are registered under the Securities Act or (b) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. The Award also must comply with other applicable laws and regulations governing the Award, and you will not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.

5. DATE OF ISSUANCE. Subject to the satisfaction of the withholding obligations set forth in Section 9 of this Agreement, beginning with the third full calendar quarter following the Date of Grant, the Company will deliver to you a number of shares of the Company’s Series FP Preferred Stock equal to one-twelfth of the RSUs subject to the Award (rounded down to the nearest whole share), including any additional shares received pursuant to Section 3 above that relate to the shares being delivered, on each of February 28, May 31, August 31 and November 30; provided that in the event of a Change in Control (as such term is defined in the Company’s 2014 Equity Incentive Plan as of the Amendment Effective Date (as defined in the Employment Agreement) that also constitutes a change in control event pursuant to Treasury Regulations section 1.409A-3(i)(5)(v), (vi) or (vii), any RSUs subject to the Award that have not then been delivered shall be immediately deliverable in full. However, if a scheduled delivery date falls on a date that is not a business day, such delivery date will instead fall on the next following business day. The form of such delivery (e.g., a stock certificate or electronic entry evidencing such shares) will be determined by the Company.

6. DIVIDENDS. You will receive no benefit or adjustment to your Restricted Stock Units with respect to any cash dividend, stock dividend or other distribution except as provided with respect to a Capitalization Adjustment.

7. TRANSFER RESTRICTIONS. In addition to any other limitation on transfer created by applicable securities laws, you will not sell, assign, hypothecate, donate, encumber or otherwise dispose of all or any part of the shares subject to your Award or any interest in such shares except in compliance with this Agreement, the Company’s bylaws and applicable securities laws.

8. AWARD NOT AN EMPLOYMENT OR SERVICE CONTRACT. Your continuous service with the Company is not for any specified term and may be terminated by you or by the Company at any time, for any reason, with or without cause and with or without notice. Nothing in this Agreement or any covenant of good faith and fair dealing that may be found implicit in this Agreement will: (i) confer upon you any right to continue in the employ of, or affiliation with, the Company; (ii) constitute any promise or commitment by the Company regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Agreement unless such right or benefit has specifically accrued under the terms of this Agreement; or (iv) deprive the Company of the right to terminate you at will.

9. RESPONSIBILITY FOR TAXES.

a. You acknowledge that, regardless of any action taken by the Company, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Award and legally applicable to you (“Tax-Related Items”) is and remains your responsibility and may exceed the amount actually withheld by the Company. Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items.

b. The Company agrees you shall be permitted to satisfy your employment tax obligation, which shall be calculated by reference to the initial IPO price in the Qualified IPO, by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company; (ii) tendering a cash payment; (iii) surrendering previously owned shares of the Company or withholding shares of Series FP Preferred Stock from the shares of Series FP Preferred Stock otherwise issuable to you in connection with the Award, in each case with a fair market value calculated by reference to the IPO price in the Qualified IPO equal to the amount of such Tax-Related Items.

c. With respect to Tax-Related Items other than your employment tax obligations, you shall be permitted to satisfy such obligations, if any, by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company; (ii) tendering a cash payment; (iii) entering into a “same day sale” commitment with a broker dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you irrevocably elect to sell a portion of the shares to be delivered under the Award to satisfy the Tax-Related Items and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Tax-Related Items directly to the Company; or (iv) with the consent of the Company, surrendering previously owned shares of the Company or withholding shares of Series FP Preferred Stock from the shares of Series FP Preferred Stock issued or otherwise issuable to you in connection with the Award with a fair market value (measured as of the date shares of Series FP Preferred Stock are issued to you or, if and as determined by the Company, the date on which the Tax-Related Items are required to be calculated) equal to the amount of such Tax-Related Items. The Company will use commercially reasonable efforts (as determined by the Company) to facilitate the satisfaction of Tax-Related Items by you using one of the methods described in clauses (iii) and (iv) of the preceding sentence or by permitting you to sell shares of the Company in any initial public offering by the Company.

d. Finally, you agree to pay to the Company any amount of Tax-Related Items that the Company may be required to withhold or account for as a result the Award that cannot be satisfied by any of the means previously described.

10. NO OBLIGATION TO MINIMIZE TAXES. You acknowledge that the Company is not making representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting or settlement of the Award, the subsequent conversion and sale of shares acquired pursuant to such settlement and the receipt of any dividends and/or any dividend equivalent payments. Further, you acknowledge that the Company does not have any duty or obligation to minimize your liability for Tax-Related Items arising from the Award and will not be liable to you for any Tax- Related Items arising in connection with the Award.

11. NO ADVICE REGARDING GRANT. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your Award, or your acquisition or sale of the underlying shares of Series FP Preferred Stock. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the Tax- Related Items arising in connection with the Award and by accepting the Award, you have agreed that you have done so or knowingly and voluntarily declined to do so.

12. UNSECURED OBLIGATION. The Award is unfunded, and as a holder of a vested Award, you will be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares pursuant to this Agreement. You will not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this Agreement until such shares are issued to you pursuant to Section 5 of this Agreement. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

13. NOTICES. Any notices provided for in the Grant Notice or this Agreement will be given in writing and will be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any documents related to this Award by electronic means. You hereby consent to receive such documents by electronic delivery.

14. MISCELLANEOUS.

a. The rights and obligations of the Company under the Award will be transferable to any one or more persons or entities only with your prior written consent, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns. Your rights and obligations under the Award may only be assigned with the prior written consent of the Company.

b. You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of the Award.

c. You acknowledge and agree that you have reviewed the documents provided to you in relation to the Award in their entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting the Award, and fully understand all provisions of such documents.

d. This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

e. All obligations of the Company under this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

15. ARBITRATION. Any dispute, claim or controversy arising out of or relating to the Award, or the breach, termination, enforcement, interpretation or validity thereof, shall be determined pursuant to the governing law and arbitration provisions set forth in the Employment Agreement.

16. SEVERABILITY. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

17. EFFECT ON OTHER EMPLOYEE BENEFIT PLANS. The value of the Award subject to this Agreement will not be included as compensation, earnings, salaries, or other similar terms used when calculating the Employee’s benefits under any employee benefit plan sponsored by the Company, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s employee benefit plans.

18. AMENDMENT. This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Company.

19. COMPLIANCE WITH SECTION 409A OF THE CODE. It is intended that the Award comply with section 409A of the Internal Revenue Code of 1986, as may be amended from time to time (the “Code”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements of section 409A of the Code. No changes shall be made to the Award and this Agreement, including but not limited to the issuance dates set forth in Section 5, unless such changes comply with section 409A of the Code and the regulations thereunder. Notwithstanding any contrary provision of the Notice of Grant or of this Agreement, under no circumstances will the Company reimburse you for any taxes or other costs under Section 409A or any other tax law or rule. All such taxes and costs are solely your responsibility.

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This Agreement will be deemed to be signed by you upon the signing by you of the Restricted Stock Unit Grant Notice to which it is attached.